ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August 1, 2015, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, CWCAPITAL ASSET MANAGEMENT LLC, as Special Servicer, LNR PARTNERS, LLC, as Special Servicer, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Certificate Administrator, Paying Agent and Custodian, and PENTALPHA SURVEILLANCE LLC, as Operating Advisor with respect to Commercial Mortgage Pass-Through Certificates, COMM 2015-CCRE25 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from January 1, 2016 through December 31, 2016 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and
2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2017.

Daniel Bober

Executive Vice President
Wells Fargo Bank

Wells Fargo Bank, N.A.